Exhibit 99.2

Form 4 Joint Filer Information

Name:	China Direct Investments, Inc.

Address:	431 Fairway Drive, Suite 200
Deerfield Beach, Florida 33441

Designated Filer:	CD International Enterprises, Inc.

Issuer & Ticker Symbol:	China Logistics Group, Inc, (CHLO)

Date of Event Requiring Statement:	March 27, 2008

Signature:	China Direct Investments, Inc.

By: /s/ Yuejian (James) Wang
Yuejian (James) Wang, President

Name:	Capital One Resource Co., Ltd.

Address:	Rm 804, Sino Centre
582-592 Nathan Rd., Kln
Hong Kong

Designated Filer:	CD International Enterprises, Inc.

Issuer & Ticker Symbol:	China Logistics Group, Inc, (CHLO)

Date of Event Requiring Statement:	March 27, 2008

Signature:	Capital One Resource Co., Ltd.

By: /s/ Lazarus Rothstein pursuant to Limited Power of Attorney dated August 27, 2009